For Immediate Release	EXHIBIT 99.1

SI TECHNOLOGIES ANNOUNCES RESIGNATION OF CHIEF

EXECUTIVE OFFICER

MARVIN MOIST APPOINTED INTERIM PRESIDENT

TUSTIN, California (January 29, 2004) — SI Technologies, Inc. (NASDAQ: SISI), which designs, manufactures and markets high-performance industrial sensors, weighing and factory automation equipment and systems, today announced that Rick A. Beets has resigned as the Company’s President, Chief Executive Officer and Chief Financial Officer effective January 28, 2004. Mr. Beets, who will retain his seat on the Company’s Board of Directors, has served as CEO of SI Technologies, Inc. since August 1, 1993.

“I am extremely pleased to have had the privilege of working with the employees and associates of SI Technologies over the past ten years,” commented Mr. Beets. “However, at this time the Company is poised to address new opportunities that the Board and I believe can be optimized most effectively by a change in leadership.”

The Company has appointed Marvin Moist, General Manager of the Load Cell Division and a long-time SI Technologies manager, as interim President. The Board of Directors intends to begin a search for a new CEO immediately. Ralph R. Crump will remain as Chairman of the Board of Directors at the Company.

SI Technologies, Inc. is a leading designer, manufacturer and marketer of high-performance industrial sensors/controls, weighing and factory automation systems and related products. Its proprietary products enjoy leading positions in their respective markets, while sharing common technologies, manufacturing processes, and customers. The Company is positioned as an integrator of technologies, products and companies that are involved in the handling, measurement and inspection of goods and materials. SI Technologies’ products are used throughout the world in a variety of industries, including aerospace, aviation, food processing and packaging, forestry, manufacturing, mining, transportation, warehousing/distribution, and waste management. The Company is headquartered in Tustin, California, and its common stock is traded on NASDAQ under the symbol “SISI”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

RJ Falkner & Company, Inc., Investor Relations Counsel at 800-377-9893 or via email at info@rjfalkner.com info@rjfalkner.com